UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

AMERICAN RETIREMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[ARC Logo]
M E M O R A N D U M

DATE:	May 12, 2006

TO:	Associates of American Retirement Corporation

FROM:	Bill Sheriff, Chairman, President and CEO

RE:	Acquisition of American Retirement Corporation by Brookdale

As you may already be aware, a press release was issued today announcing Brookdale’s transaction with American Retirement Corporation (NYSE:ACR). I want to share with all of you some additional information about the transaction and why this is not only a historic event, but also a very exciting opportunity for all associates of both companies.
•	The combination of American Retirement Corporation (“ARC”) and Brookdale Senior Living Inc. will create the largest operator of senior living facilities in the United States. Based on our collective current operations (not including future acquisitions), after the transaction we will operate 536 facilities with over 50,000 units/beds. Approval for the transaction is subject to the approval of ARC shareholders and other customary closing conditions, but we expect the transaction to close later this year.

•	Leadership for the combined company will be Mark Schulte (currently CEO of Brookdale) and Bill Sheriff as Co-CEO’s with John Rijos and Mark Ohlendorf as Co-Presidents (currently the Co-Presidents of Brookdale). All three operating groups in Chicago, Milwaukee and Nashville will remain in place. Key to our on-going success will be bringing together two of the industry’s leading operating cultures and creating a very powerful combined operating platform. In this regard, we are committed to work very hard to retain and promote talent across the entire organization as we proceed with the integration of both companies. I am also pleased to announce that all of the Senior Executives from ARC have committed to join the combined company.

•	To coordinate the integration process we will pursue a joint effort involving personnel from both organizations. We expect to commence this process in the near future.
Established in 1978, ARC has a long history as a premium provider in the senior living industry. ARC and Brookdale are very similar in many respects: we both have very strong resident focused missions and operations; we both have product offerings spanning the entire senior living spectrum, from independent living through skilled nursing; we both have strong, talented people with long tenure at every level of the company; and we have both built and acquired some of the highest quality senior living properties in the U.S. Most importantly, both companies enjoy strong reputations in the industry and with our customers based on high-quality operations, integrity and innovation. Throughout this transaction, we will be looking to build on and strengthen all of these areas.
The addition of ARC to Brookdale solidifies the combined company’s leadership position in the industry with the following benefits:
•	The combined company will not only be dominant in senior living, but in every business line that we operate: CCRC, independent living, assisted living, memory care and skilled nursing. The combination of experience and talent of ARC and Brookdale will create a very powerful organization.
•	Both ARC and Brookdale operate in many of the same markets, creating many opportunities for geographic and market synergies.
•	Each company brings core competencies and strengths that will benefit the other. ARC has built a very solid ancillary service and therapy business that can be implemented across Brookdale’s properties. ARC has built a very solid infrastructure for the ancillary services business that will greatly enhance the revenue and product offerings of Brookdale’s existing properties. Implementation of some of Brookdale’s service and support programs will benefit ARC’s communities and residents.
•	The scale of the combined company will allow us to provide more and better resources to service the field such as training, policies and procedures, IT resources, etc.
•	Our purchasing power will be greatly enhanced across the bandwidth of corporate purchasing targets such as insurance, telecommunications, utilities and food, just to name a few.
As we all know, the integration process will be ongoing for some time after the transaction closes. As more plans and details become available, we will share those with you. I hope you share my excitement and enthusiasm for this very significant milestone for ARC, Brookdale and the industry.
Thanks to all of you for your hard work. Combining the talents and commitment of our two organizations, we can build an industry-leading, world-class company with a very bright future.

Additional information about the Merger.
     ARC will file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger. ARC’s shareholders and investors are urged to carefully read the proxy statement regarding the merger and any other relevant materials in their entirety when they become available because they will contain important information about the merger. Shareholders and investors may obtain free copies of these documents (when they are available) at the SEC’s website at www.sec.gov. Shareholders and investors may also obtain free copies of the documents ARC files with the SEC by going to the “Investors Welcome” section of ARC’s website at www.arclp.com.
     ARC and its directors and officers may be deemed to be participants in the solicitation of proxies from ARC’s shareholders with respect to the merger. Information about ARC’s directors and executive officers and their ownership of ARC’s common stock is set forth in the proxy statement for ARC’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2006. Shareholders and investors may obtain additional information regarding the interests of ARC and its directors and executive officers in the merger by reading the proxy statement and other relevant documents regarding merger, which will be filed with the SEC.